Exhibit 99.2

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-780-7432

Jaren.Madden@infi.com

http://www.infi.com

Media:

Liz Falcone, 617-256-6622

Liz.Falcone@fkhealth.com

INFINITY REPORTS RESULTS FROM PHASE 1B CLINICAL TRIAL OF IPI-926, AN

ORAL SMOOTHENED ANTAGONIST, IN PANCREATIC CANCER AT ASCO

MEETING

— IPI-926 in Combination with Gemcitabine Shows Encouraging Response Rate and Is Well-

Tolerated in Patients with Metastatic Pancreatic Cancer —

Chicago, Ill., June 4, 2011 – Infinity Pharmaceuticals, Inc. (Nasdaq: INFI) today announced encouraging results from the Phase 1b portion of an ongoing Phase 1b/2 clinical trial of IPI-926 in combination with the chemotherapy gemcitabine (also known as Gemzar®) in patients with previously untreated, metastatic pancreatic cancer. The data, presented during a poster session at the 47th Annual Meeting of the American Society of Clinical Oncology (ASCO), showed that IPI-926 in combination with gemcitabine was well-tolerated. In addition, partial responses were observed in five of 16, or 31 percent, of patients (Abstract #4114). The historic overall response rate to gemcitabine is less than 10 percent.i,ii

IPI-926 is a novel, oral small molecule that inhibits Smoothened, a key component of the Hedgehog pathway. Inhibition of the Hedgehog pathway represents a fundamentally new approach for addressing a broad range of cancers, including pancreatic cancer. Inhibiting Smoothened with IPI-926 is believed to deplete the dense, fibrous stroma surrounding pancreatic tumors, leading to an increase in the density of microvessels and facilitating the delivery of chemotherapy to the tumor.

“The response rate observed in this Phase 1 trial of IPI-926 and gemcitabine is striking, particularly because pancreatic cancer is typically so unresponsive to chemotherapy,” stated Charles Fuchs, M.D., MPH, director, Gastrointestinal Cancer Center at Dana-Farber Cancer Institute and professor of medicine at Harvard Medical School. “Trials based on strong scientific rationale that evaluate novel approaches to treating pancreatic cancer, such as this study with IPI-926, will hopefully lead to advances with the potential to improve survival for patients.”

Based on these results, Infinity initiated the randomized, double-blind, placebo-controlled Phase 2 portion of the trial in February 2011. The trial is designed to compare treatment with IPI-926 in combination with gemcitabine to treatment with placebo and gemcitabine in approximately 120 patients. The primary endpoint is overall survival. Secondary endpoints include progression-free survival, time to progression and overall response rate. The trial is actively enrolling patients, and Infinity anticipates that it will be fully enrolled by the end of 2011.

“IPI-926 as part of combination therapy is a potential breakthrough approach to treating pancreatic cancer, as data suggest that inhibiting the Hedgehog pathway may provide a therapeutic benefit by improving delivery of chemotherapy to the tumor,” stated Pedro Santabárbara, M.D., Ph.D., chief medical officer at Infinity. “We are very encouraged by the results of the Phase 1b trial of IPI-926 in pancreatic cancer. We look forward to further evaluating the potential of IPI-926 in pancreatic cancer in our ongoing Phase 2 trial, as well as assessing other indications for which IPI-926 may yield therapeutic benefit both as a single agent and in combination with existing therapies.”

Trial Design and Results

The Phase 1b trial evaluated once daily, oral administration of IPI-926 at escalating doses in combination with the standard dose of gemcitabine (1000 mg/m2) administered intravenously once weekly for three weeks with one week of rest in previously untreated patients with metastatic pancreatic cancer. The trial evaluated the safety, pharmacokinetics and activity of escalating doses of IPI-926. The trial also determined the recommended dose for the ongoing Phase 2 study. In the trial, 16 patients received doses of IPI-926 ranging from 110 mg to 160 mg.

A partial response was observed in five of the 16 patients, for a 31 percent response rate. No pharmacokinetic interactions were observed between IPI-926 and gemcitabine. The combination was well-tolerated, and adverse events were consistent with those anticipated for each agent. The most commonly observed adverse events were Grades 1 and 2 and included fatigue, nausea and elevated transaminases. The recommended Phase 2 dose of IPI-926 in combination with gemcitabine was determined to be 160 mg administered orally once daily, which is the same as the single agent Phase 2 dose of IPI-926.

In addition, histological evaluation of human pancreatic tissue showed the presence of the protein Gli-1 in the nucleus of stromal cells surrounding pancreatic tumor cells. Nuclear localization of Gli-1 is a molecular marker of Hedgehog pathway activation, and the presence of this protein provides further rationale for developing IPI-926 in combination with chemotherapy to treat pancreatic cancer.

About IPI-926 and the Hedgehog Pathway

Malignant activation of the Hedgehog pathway is responsible for a broad range of cancers. IPI-926 is a small molecule that inhibits Smoothened (Smo), a key component of the Hedgehog pathway. Smo inhibition represents a significant anticancer opportunity for addressing a number of difficult-to-treat cancers by disrupting malignant activation of the pathway. Smo inhibition via IPI-926 is believed to deplete the dense, fibrous stroma surrounding pancreatic tumors, leading to an increase in the density of microvessels and facilitating the delivery of chemotherapy to the tumor.

IPI-926 is currently being evaluated in the Phase 2 portion of an ongoing trial in combination with gemcitabine in previously untreated patients with metastatic pancreatic cancer and in a Phase 2 study as a single agent in patients with chondrosarcoma. IPI-926 was well-tolerated and showed clinical activity in a Phase 1b trial in patients with metastatic pancreatic cancer and in a Phase 1 trial in patients with advanced solid tumors, including a cohort of patients with basal cell carcinoma. These clinical trials build upon a robust set of supporting data that provide a strong rationale for evaluating the potential of IPI-926 for treatment across a broad range of cancers.

About Pancreatic Cancer

Pancreatic cancer is the fourth leading cause of cancer death in the U.S., and it is estimated that more than 43,000 people are diagnosed with pancreatic cancer in the U.S. annually. Notoriously difficult to treat, pancreatic cancer has the lowest survival of all major cancers. The one-year survival rate for pancreatic cancer is 25 percent and the five-year survival rate is just six percent. The average life expectancy for patients with metastatic disease is three to six months. Unfortunately, pancreatic cancer is one of the few cancers for which the survival rate has not improved substantially over nearly 40 years. (Sources: American Cancer Society, pancan.org).

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hedgehog pathway, the Hsp90 chaperone system, phosphoinositide-3-kinase and fatty acid amide hydrolase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding: the potential of Hedgehog pathway inhibition, including Smo inhibition, in treating a broad range of cancers, including pancreatic cancer; the expectation that Infinity’s Phase 1b/2 trial of IPI-926 in patients with pancreatic cancer will be fully enrolled by the end of 2011; the therapeutic potential of IPI-926 including in combination with other therapies; and the further assessment of IPI-926 in other indications. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Ltd. will continue for its expected term or that they will fund Infinity’s programs as agreed, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Management’s expectations could also be affected by risks and uncertainties relating to: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 filed with the Securities and Exchange Commission on May 10, 2011. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Gemzar® is a registered trademark of Eli Lilly and Company.

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[i]	Moore, et al. J Clin Oncol 25:1960-6.
ii	Seitz et al. Oncology 18:43-7.